Exhibit 99

Provident New York Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

www.providentbanking.com

FOR IMMEDIATE RELEASE	Stock Symbol: PBNY
October 26, 2010	Traded on NASDAQ Global Select Market
AMMENDED: December 8, 2010
PROVIDENT BANK CONTACT:
Paul A. Maisch, EVP & Chief Financial Officer
Miranda Grimm, VP & Controller
845.369.8040

Provident New York Bancorp Announces

Fourth Quarter 2010 Earnings of $0.14 per Diluted Share, $0.54 per Diluted Share for Fiscal 2010

MONTEBELLO, N.Y. – October 26, 2010 – Provident New York Bancorp (NASDAQ-Global Select Market: PBNY), the parent company of Provident Bank, today announced fourth-quarter results for the fiscal year ending Sept. 30, 2010. Net income for the quarter was $5.4 million, or $0.14 per diluted share, compared to net income of $4.8 million, or $0.12 per diluted share for the linked quarter ended June 30, 2010 and net income of $5.1 million or $0.13 per diluted share for the fourth quarter of fiscal 2009. Net income for fiscal year 2010 was $20.5 million, or $0.54 per diluted share compared to $25.9 million or $0.67 per diluted share for fiscal 2009. Fiscal 2009 results reflected significant securities gains not experienced to the same extent in fiscal 2010.

President’s Comments

George Strayton, President and CEO commented, “Provident performed comparatively well in a difficult economic environment this past fiscal year. The economy’s recovery has remained sluggish, resulting in slower loan growth and a slower recovery of credit quality industry-wide. Unemployment in our market, while showing some signs of improvement, has remained relatively flat. Yet, despite the economy’s challenges, I am very pleased that in fiscal 2010, we were able to grow commercial loan balances, increase transaction account balances, and hold expenses under control. As a result, we improved operating earnings during the fiscal year. After adjusting for gains on securities and the fair value of interest rate caps, net operating income improved over the prior year primarily due to improvement in our net interest income. Net interest income continues to be driven by our ability to attract and retain core deposits, as well as our deposit cost discipline. In addition, the fiscal year showed positive results from our continued market expansion into Westchester County. As we continue to strengthen our resources in the Westchester market during the year, we expect to be able to improve on these results in fiscal 2011.”

Key items for the quarter

•

Excluding the after tax effect of securities gains and the fair value adjustment of interest rate caps, earnings were $0.10 per diluted share. This compares to $0.11 for the linked quarter and $0.11 for the fourth quarter of fiscal 2009. While we actively manage our securities portfolio as a component of our asset/liability management, we also present earnings excluding net securities gains and fair market value adjustments on interest rate caps. We believe this affords investors a better understanding of our core banking operations, and aligns more closely to the views of the investment community, which tends to adjust for more variable components of income.

•

Net interest margin on a tax equivalent basis is down 16 basis points to 3.75 percent over the linked quarter ended June 30, 2010, reflecting reduced yields on commercial loans and slowing decreases in the cost of interest-bearing deposits.

•	Net charge-offs of $2.4 million are up slightly from the linked quarter. Our provision for loan losses of $2.3 million is down from the previous quarter.

•	Non-performing loans were down at $26.8 million over the linked quarter while ORE increased $589,000.

•

The Company repurchased 364,000 shares of common stock during the quarter at a cost of $3.1 million. For fiscal 2010 the Company purchased 1,515,923 million shares at a cost of $12.9 million. There are 1,234,167 shares remaining under the current repurchase authorization.

Net Interest Income and Margin

Fourth quarter fiscal 2010 compared with fourth quarter fiscal 2009

Net interest income was $23.3 million for the fourth quarter of fiscal 2010, an $853,000 increase from the same quarter of fiscal 2009 as funding costs declined at a greater pace than interest income. The net interest margin on a tax-equivalent basis was 3.75 percent for the fourth quarter of fiscal 2010, compared to 3.71 percent for the same period a year ago. The tax-equivalent yield on investments decreased 71 basis points and loan yields were down 11 basis points compared to the fourth fiscal quarter in 2009. As a result, the yield on interest-earning assets declined 30 basis points. For the same period, the cost of deposits decreased 32 basis points to 0.34 percent, and the cost of borrowings decreased by 39 basis points to 3.53 percent.

Fourth quarter fiscal 2010 compared with linked quarter ended June 30, 2010

Net interest income for the quarter ended September 30, 2010 decreased $882,000 from the linked quarter ended June 30, 2010. The tax-equivalent net interest margin decreased 16 basis points from 3.91 percent in the linked quarter. The overall yield on loans decreased 20 basis points due primarily to prepayment fees of $600,000 received in the third quarter. The yield on the investment portfolio declined 29 basis points to 3.16 percent. The overall yield on earning assets declined 20 basis points. Interest bearing deposit costs declined 3 basis points reflecting continued discipline in deposit pricing.

Full year Fiscal 2010 compared to 2009

Net interest income declined year- over- year by $536,000, primarily due to lower yields on earning assets of 48 basis points, with no change in the average cost of long-term borrowings, partially offset by declines of 52 basis points in deposit costs.

Noninterest Income

Fourth quarter fiscal 2010 compared with fourth quarter fiscal 2009

Noninterest income totaled $7.7 million for the fiscal fourth quarter, a decrease of $90,000 from the fourth quarter of fiscal 2009. The decrease was due to lower deposit service charges of $442,000 caused by lower overdraft fee income, a bank owned life insurance payment of $736,000 received in fiscal 2009, as well as the decline in the fair value of the interest rate caps. This was offset by increases in gains on sale of loans of $207,000 and securities gains of $1.3 million.

Fourth quarter fiscal 2010 compared with linked quarter ended June 30, 2010

Noninterest income increased on a linked-quarter basis, mainly due to higher securities gains in the fourth quarter of $2.0 million and lower costs related to interest rate cap of $320,000.

Full year fiscal 2010 compared to 2009

Noninterest income was $27.2 million for fiscal 2010 compared to $40.0 million for fiscal 2009. Gains on sales of securities were down $9.9 million and derivative costs were up $1.1 million in fiscal 2010.

Noninterest Expense

Fourth quarter fiscal 2010 compared with fourth quarter fiscal 2009

Noninterest expense increased 10.3 percent when compared to the fourth quarter fiscal 2009. The increase is primarily due to medical and pension expense, higher incentive costs, staffing for new offices in Westchester and Nyack, and professional fees.

Fourth quarter fiscal 2010 compared with the linked quarter ended June 30, 2010

On a quarter-to-quarter basis, noninterest expense increased 3.0 percent due to increases related to medical and pension expense and incentive costs, and occupancy expense, offset in part by declines in advertising and promotion expense.

Full year fiscal 2010 compared to 2009

Noninterest expense increased 3.7% for the year. Declines in FDIC assessments, stock-based compensation, and ATM service charges were offset by increases in employee benefits and incentives, staffing for new offices, occupancy expense primarily associated with the new offices and equipment expenses, and professional fees.

Income Taxes

The effective tax rate for the fiscal 2010 was 25 percent compared to 28 percent for fiscal 2009. The decline is mainly due to the high proportion of tax-free income from municipal securities, BOLI and insurance relative to the total levels of pre-tax income and the set up of a captive insurance company.

Credit Quality

Net charge-offs for the fourth fiscal quarter were $2.4 million compared to $2.2 million in the linked quarter and $2.5 million for the fourth fiscal quarter of 2009. Our provision was $2.25 million, decreasing our allowance for loan losses by $178,000 to $30.8 million, or 115 percent of non-performing loans at September 30, 2010. This compares to 114 percent at September 30, 2009. Our full year provision is $10.0 million versus $9.2 million in net charge-offs, adding $793,000 to the allowance for loan losses. Provisions for fiscal 2009 were $17.6 million versus net charge-offs of $10.7 million adding $6.9 million to the allowance for loan losses.

Substandard loans at September 30, 2010 were $130.7 million compared to $124.8 million at June 30, 2010, and $89.9 million at September 30, 2009. Special mention loans were $37.9 million compared to $36.9 million at June 30, 2010, and $47.8 million at September 30, 2009. The increase in substandard loans over the linked quarter includes one C&I loan which totaled $3.0 million. Non performing loans were $26.8 million at September 30, 2010 compared to $29.1 million at June 30, 2010 and $26.5 at September 30, 2009.

Key Balance Sheet Changes

•

Period-end total deposits increased $60.4 million compared to the previous year. We continue to see an overall increase in transaction accounts, up $65.6 million from the previous year. Business transaction accounts have increased 13.8 percent in this time frame. Decreases were seen in higher rate certificates of deposit and to a lesser extent higher rate municipal deposits. Municipal tax collection deposits (transaction accounts) were $219 million and $201 million in 2010 and 2009, respectively.

•

While overall loan demand continues to be sporadic, total loan originations during fiscal 2010 were $524.9 million, an increase of 4.7 percent over $501.2 million for fiscal 2009. Commercial loan originations increased $69.6 million over fiscal 2009 levels or 29 percent. Commercial loan balances increased by $61.1 million or 6.2 percent, while 1-4 family residential mortgages declined by $49.5 million or 10.7 percent as the Bank sold $48.2 million in the secondary market. Securities increased $57.7 million to $934.9 million over September 30, 2009 levels, as the Company continued investing cash generated by deposit inflows into medium term securities, with durations between two and five years.

•	Borrowings decreased over September 30, 2009 levels by $62.5 million as FHLBNY advances matured.

Capital and Liquidity

Provident Bank remained well-capitalized at September 30, 2010. Growth in core deposits has provided ample liquidity to reduce overall borrowings and increase available for sale securities. The Bank’s Tier 1 leverage ratio is at 8.43 percent. The Company’s tangible capital as a percent of tangible assets increased 19 basis points to 9.33 percent as of September 30, 2010, while its tangible book value per share increased to $6.96 from $6.60 at September 30, 2009. Total capital increased $3.5 million from September 30, 2009, to $431.0 million at September 30, 2010, due to a net increase of $9.2 million in the Company’s retained earnings, an increase of $1.7 million due to stock based compensation items, a $2.6 million increase in accumulated other comprehensive income, offset by a net change in treasury stock of $10.0 million.

About Provident New York Bancorp

Headquartered in Montebello, New York, Provident New York Bancorp is the parent company of Provident Bank, an independent full-service community bank. Provident Bank operates 35 branches that serve the Hudson Valley region. The Bank offers a complete line of commercial, retail and investment management services. For more information, visit the Company’s web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending completion of the annual audit of the Company’s financial statements and the filing of the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-K to be reflected in the results of the fiscal year, even though the new information was received by management subsequent to the date of this release.

Reconciliation of Adjusted Earnings:

	Quarter Ended			Twelve Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009
Net Income
Net Income	$5,403	$5,076	$4,756	$20,492	$25,861
Securities gains[1]	(1,746)	(968)	(561)	(4,844)	(10,735)
Fair value loss on interest rate caps[1]	163	—	353	657	—

Net adjusted income	$3,820	$4,108	$4,548	$16,305	$15,126

Earnings per common share
Diluted Earnings per common share	0.14	$0.13	0.12	0.54	$0.67
Securities gains[1]	(0.05)	(0.03)	(0.01)	(0.13)	(0.28)
Fair value loss on interest rate caps[1]	—	—	0.01	0.02	—

Diluted adjusted earnings per common share	0.10 *	$0.11 *	0.11 *	$0.43	$0.39

Non-interest income
Total non-interest income	$7,714	$7,804	$5,281	$27,201	$39,953
Securities gains	(2,940)	(1,630)	(945)	(8,157)	(18,076)
Fair value loss on interest rate caps	275	—	595	1,106	—

Adjusted non interest-income	$5,049	$6,174	$4,931	$20,150	$21,877

[1]	After marginal tax effect 40.61%

*	Rounding

Provident New York Bancorp and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

(unaudited, in thousands, except share and per share data)

	September 30, 2010	September 30, 2009
Assets:
Cash and due from banks	$90,872	$160,408
Total securities	934,860	877,197
Loans held for sale	5,890	1,213
Loans:
One- to four-family residential mortgage loans	411,239	460,728
Commercial real estate, commercial business	822,615	789,396
Acquisition, development and construction loans	229,463	201,611
Consumer loans	238,224	251,522

Total loans, gross	1,701,541	1,703,257
Allowance for loan losses	(30,843)	(30,050)

Total loans, net	1,670,698	1,673,207
Federal Home Loan Bank stock, at cost	19,572	23,177
Premises and equipment, net	43,598	40,692
Goodwill	160,861	160,861
Other amortizable intangibles	3,640	5,489
Bank owned life insurance	50,938	49,611
Other assets	40,096	30,038

Total assets	$3,021,025	$3,021,893

Liabilities:
Deposits
Retail	$139,766	$169,122
Commercial	277,217	236,516
Municipal	77,909	86,596
Personal NOW deposits	139,517	127,595
Business NOW deposits	34,105	36,972
Municipal NOW deposits	241,995	188,074

Total transaction accounts	910,509	844,875
Savings	427,286	357,814
Money market deposits	427,334	384,632
Certificates of deposit	377,573	494,961

Total deposits	2,142,702	2,082,282
Borrowings	363,751	430,628
Borrowings Senior Note	51,496	51,494
Mortgage escrow funds and other liabilities	32,121	30,033

Total liabilities	2,590,070	2,594,437
Stockholders’ equity	430,955	427,456

Total liabilities and stockholders’ equity	$3,021,025	$3,021,893

Shares of common stock outstanding at period end	38,262,288	39,547,207
Book value per share	$11.26	$10.81

Provident New York Bancorp and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(unaudited, in thousands, except share and per share data)

			Quarter
	Quarter Ended		Ended	Twelve Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009
Interest and dividend income:
Loans and loan fees	$23,094	$23,615	$23,393	$92,542	97,149
Securities taxable	4,016	4,666	4,716	18,208	25,552
Securities non-taxable	1,941	1,841	2,037	7,774	7,520
Other earning assets	270	360	262	1,250	1,369

	29,321	30,482	30,408	119,774	131,590

Interest expense:
Deposits	1,677	3,190	1,849	8,517	18,375
Borrowings	4,328	4,829	4,361	17,923	19,345

Total interest expense	6,005	8,019	6,210	26,440	37,720

Net interest income	23,316	22,463	24,198	93,334	93,870
Provision for loan losses	2,250	4,500	2,750	10,000	17,600

Net interest income after provision for loan losses	21,066	17,963	21,448	83,334	76,270

Non-interest income:
Deposit fees and service charges	2,695	3,137	2,796	11,228	$12,393
Net gain on sales of securities	2,940	1,630	945	8,157	18,076
Title insurance fees	273	337	336	1,157	1,005
Bank owned life insurance	491	1,248	503	2,044	2,755
Gain (loss) on sale of premises and equipment	—	—	—	(54)	517
Gain on sale of loans	422	215	45	867	961
Investment management fees	759	747	756	3,070	2,576
Fair value loss interest rate caps	(275)	—	(595)	(1,106)	—
Other	409	490	495	1,838	1,670

Total non-interest income	7,714	7,804	5,281	27,201	39,953

Non-interest expense:
Compensation and benefits	11,440	9,894	11,061	43,589	39,520
Stock-based compensation plans	338	621	172	1,543	2,942
Occupancy and office operations	3,403	3,195	3,168	13,434	12,802
Advertising and promotion	675	629	1,041	3,252	3,093
Professional fees	1,208	720	1,063	4,019	3,090
Data and check processing	587	563	571	2,285	2,284
Amortization of intangible assets	432	513	452	1,849	2,185
FDIC insurance and regulatory assessments	1,033	752	927	3,675	4,257
ATM/debit card expense	347	563	164	1,601	2,115
Other	1,899	1,909	2,122	7,923	7,899

Total non-interest expense	21,362	19,359	20,741	83,170	80,187

Income before income tax expense	7,418	6,408	5,988	27,365	36,036
Income tax expense	2,015	1,332	1,232	6,873	10,175

Net income	$5,403	$5,076	$4,756	$20,492	$25,861

Per common share:
Basic earnings	$0.14	$0.13	$0.12	$0.54	$0.67
Diluted earnings	0.14	0.13	0.12	0.54	0.67
Dividends declared	0.06	0.06	0.06	0.24	0.24
Weighted average common shares:
Basic	37,793,860	38,405,947	38,086,535	38,161,180	38,537,881
Diluted	37,793,860	38,532,411	38,086,579	38,185,122	38,705,837

Selected Financial Condition Data:	Three Months Ended
(in thousands except share and per share data)	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09
End of Period
Total assets	$3,021,025	$2,963,706	$2,935,956	$2,917,789	$3,021,893
Loans, gross (1)	1,701,541	1,705,737	1,667,428	1,677,032	1,703,257
Securities available for sale	901,012	878,370	888,994	851,028	832,583
Securities held to maturity	33,848	40,452	43,675	46,501	44,614
Bank owned life insurance	50,938	50,447	49,945	49,448	49,611
Goodwill	160,861	160,861	160,861	160,861	160,861
Other amortizable intangibles	3,640	4,072	4,524	4,996	5,489
Other non-earning assets	83,694	85,398	87,811	88,976	70,730
Deposits	2,142,702	1,961,005	2,006,953	1,869,643	2,082,282
Borrowings	415,247	526,912	472,801	584,717	482,122
Equity	430,955	429,115	422,372	420,326	427,456
Other comprehensive income related to investment securities reflected in stockholders’ equity	12,621	9,953	3,970	2,342	9,502
Average Balances
Total assets	$2,919,961	$2,928,626	$2,918,953	$2,886,880	$2,837,511
Loans, gross:
Real estate- residential mortgage	417,584	427,801	436,967	451,894	465,472
Real estate- commercial mortgage	570,023	552,888	539,679	538,646	548,195
Real estate- Acquisition, Development & Construction	227,165	222,958	212,454	202,864	191,826
Commercial and industrial	243,691	236,275	234,356	239,698	246,590
Consumer loans	239,908	243,484	248,134	252,354	252,667
Loans total (1)	1,698,371	1,683,406	1,671,590	1,685,456	1,704,750
Securities (taxable)	655,794	693,554	694,815	626,734	576,363
Securities (non-taxable)	222,024	219,121	203,153	201,706	192,733
Total earning assets	2,578,024	2,594,264	2,581,554	2,563,965	2,511,431
Non earning assets	341,937	334,362	337,399	322,915	326,080
Non-interest bearing checking	449,666	430,387	419,389	418,961	402,643
Interest bearing NOW accounts	266,950	263,709	298,935	291,844	228,761
Total transaction accounts	716,616	694,096	718,324	710,805	631,404
Savings (including mortgage escrow funds)	424,012	413,315	380,600	372,911	386,943
Money market deposits	421,989	428,612	428,605	397,710	394,718
Certificates of deposit	415,059	467,360	446,301	477,377	494,530
Total deposits and mortgage escrow	1,977,676	2,003,383	1,973,830	1,958,803	1,907,595
Total interest bearing deposits	1,528,010	1,572,996	1,554,441	1,539,842	1,504,952
Borrowings	486,060	481,460	500,226	485,759	488,443
Equity	430,862	424,221	422,129	424,338	423,361
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$29,321	$30,408	$29,627	$30,418	$30,482
Tax equivalent adjustment*	1,045	1,098	1,023	1,020	991
Interest expense	6,005	6,210	6,693	7,532	8,019

Net interest income (tax equivalent)	24,361	25,296	23,957	23,906	23,454
Provision for loan losses	2,250	2,750	2,500	2,500	4,500

Net interest income after provision for loan losses	22,111	22,546	21,457	21,406	18,954
Non-interest income	7,714	5,281	6,113	8,093	7,804
Non-interest expense	21,362	20,741	21,173	19,894	19,359

Income before income tax expense	8,463	7,086	6,397	9,605	7,399
Income tax expense (tax equivalent)*	3,060	2,330	2,230	3,439	2,323

Net income	$5,403	$4,756	$4,167	$6,166	$5,076

(1)	Does not reflect allowance for loan losses of $30,843, $31,021, $30,444, $29,967 and $30,050
*	Tax exempt income assumed at a 35% federal rate

	Three Months Ended
	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09
Performance Ratios (annualized)
Return on Average Assets	0.73%	0.65%	0.58%	0.85%	0.71%
Return on Average Equity	4.98%	4.50%	4.00%	5.76%	4.76%
Non-Interest Income to Average Assets	1.05%	0.72%	0.85%	1.11%	1.09%
Non-Interest Expense to Average Assets	2.90%	2.84%	2.94%	2.73%	2.71%
Operating Efficiency Adjusted (2)	71.09%	66.91%	71.73%	65.40%	63.59%
Analysis of Net Interest Income
Yield on Loans	5.48%	5.68%	5.59%	5.61%	5.59%
Yield on Investment Securities- Tax Equivalent	3.16%	3.45%	3.45%	3.67%	3.87%
Yield on Earning Assets- Tax Equivalent	4.67%	4.87%	4.82%	4.86%	4.97%
Cost of Interest Bearing Deposits	0.44%	0.47%	0.57%	0.72%	0.84%
Cost of Borrowings	3.53%	3.63%	3.64%	3.87%	3.92%
Cost of Interest Bearing Liabilities	1.18%	1.21%	1.32%	1.48%	1.60%
Net Interest Rate Spread- Tax Equivalent Basis	3.49%	3.66%	3.49%	3.39%	3.38%
Net Interest Margin- Tax Equivalent Basis	3.75%	3.91%	3.76%	3.70%	3.71%
Capital Information Data
Tier 1 Leverage Ratio- Bank Only	8.43%	8.75%	8.62%	8.85%	8.64%
Tier 1 Risk-Based Capital- Bank Only	240,230	244,299	239,050	243,955	246,339
Total Risk-Based Capital- Bank Only	265,148	268,996	263,264	268,225	270,807
Tangible Capital Consolidated (3)	266,454	264,182	256,987	254,469	261,106
Tangible Capital as a % of Tangible Assets Consolidated (3)	9.33%	9.44%	9.28%	9.25%	9.14%
Shares Outstanding	38,262,288	38,628,477	38,861,477	39,061,035	39,547,207
Shares Repurchased during qrtr(open market)	364,000	233,000	316,723	602,200	86,860
Basic weighted common shares outstanding	37,793,860	38,086,535	38,188,191	38,575,909	38,405,947
Diluted common shares outstanding	37,793,860	38,086,579	38,209,766	38,649,174	38,532,411
Basic Earnings per common share	$0.14	0.12	0.11	$0.16	$0.13
Diluted Earnings per common share	0.14	0.12	0.11	0.16	0.13
Dividends Paid per common share	0.06	0.06	0.06	0.06	0.06
Book Value per common share	11.26	11.11	10.87	10.76	10.81
Tangible Book Value per common share (3)	6.96	6.84	6.61	6.51	6.60
Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	$21,413	21,985	21,210	$21,432	$21,909
Non-performing loans (NPLs): still accruing	5,427	7,069	6,464	5,262	4,560
Other Real Estate Owned	3,891	3,302	2,466	2,332	1,712
Non-performing assets (NPAs)	30,731	32,356	30,140	29,026	28,181
Troubled Debt Restructures still accruing: not included above	16,047	414	416	419	674
Net Charge-offs	2,428	2,173	2,023	2,583	2,477
Net Charge-offs as % of average loans (annualized)	0.57%	0.52%	0.48%	0.61%	0.58%
NPLs as % of total loans	1.58%	1.70%	1.66%	1.59%	1.55%
NPAs as % of total assets	1.02%	1.09%	1.03%	0.99%	0.93%
Allowance for loan losses as % of NPLs	115%	107%	110%	112%	114%
Allowance for loan losses as % of total loans	1.81%	1.82%	1.83%	1.79%	1.76%

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most institutions, in calculating the the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from non interest income). We follow these practices.
(3)	Provident Bank provides supplemental reporting of Non-GAAP tangible equity ratios as management believes this information is useful to investors. The following table shows the reconciliation of tangible equity and the tangible equity ratio:

	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09
Total Assets	$3,021,025	2,963,706	2,935,956	$2,917,789	$3,021,893
Goodwill and other amortizable intangibles	(164,501)	(164,933)	(165,385)	(165,857)	(166,350)

Tangible Assets	$2,856,524	2,798,773	2,770,571	$2,751,932	$2,855,543

Stockholders’ equity	430,955	429,115	422,372	420,326	427,456
Goodwill and other amortizable intangibles	(164,501)	(164,933)	(165,385)	(165,857)	(166,350)

Tangible Stockholders’ equity	$266,454	264,182	256,987	$254,469	$261,106

Outstanding Shares	38,262,288	38,628,477	38,861,477	39,061,035	39,547,207
Tangible capital as a % of tangible assets (consolidated)	9.33%	9.44%	9.28%	9.25%	9.14%
Tangible book value per share	$6.96	6.84	6.61	$6.51	$6.60